Exhibit 10.33

ORCHESTRA BIOMED HOLDINGS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Orchestra BioMed Holdings, Inc. (the “Company”) believes that the granting of equity and cash compensation to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Non-Employee Directors”). This Non-Employee Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Non-Employee Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2023 Equity Incentive Plan (the “Plan”). Each Non-Employee Director will be solely responsible for any tax obligations incurred by such Non-Employee Director as a result of the equity and cash payments such Non-Employee Director receives under this Policy.

1.	CASH RETAINERS

BOARD MEMBERSHIP

Lead Independent Director:$75,000Annual Retainer

Non-Employee Directors (other than
Lead Independent Director):$45,000Annual Retainer

AUDIT COMMITTEE

Annual compensation for Audit Committee members is as follows:

Chairman of Committee:$20,000Annual Retainer

Committee Members (other than Chairperson)$10,000Annual Retainer

COMPENSATION COMMITTEE

Annual compensation for the Compensation Committee is as follows:

Chairman of Committee:$15,000Annual Retainer

Committee Members (other than Chairperson)$7,500Annual Retainer

NOMINATING & CORPORATE GOVERNANCE COMMITTEE

Compensation for the Nominating & Corporate Governance Committee is as follows:

Chairman of Committee:$10,000Annual Retainer

Committee Members (other than Chairperson):$5,000Annual Retainer

There are no per meeting attendance fees for attending Board, Audit Committee, Compensation Committee and/or Nominating & Corporate Governance Committee meetings.

Retainers will be paid quarterly in arrears on a prorated basis.

2.	EQUITY COMPENSATION

Non-Employee Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Non-Employee Directors pursuant to Section

2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a)No Discretion. No person will have any discretion to select which Non-Employee Directors will be granted any Awards under this Policy or to determine the number of shares of Common Stock (“Shares”) to be covered by such Awards.

(b)Annual Awards. Subject to Section 3 below, on the date of each Annual Meeting of the Company’s stockholders (the “Annual Meeting”) beginning with the 2023 Annual Meeting, each Non-Employee Director automatically will be granted (i) a Nonstatutory Stock Option to purchase Shares having a grant date fair value of $85,000, rounded down to the nearest whole share (the “Annual NSO Award”), and (ii) Restricted Stock Units having a grant date fair value of $40,000, rounded down to the nearest whole share (the “Annual RSU Award” and, together with the Annual NSO Award, the “Annual Award”). Subject to Section 6 below and Section 6 of the Plan, each Annual NSO Award and Annual RSU Award will vest in one (1) installment on the earlier of (x) the one year anniversary of the grant date or (y) the following Annual Meeting. Each Annual NSO Award and Annual RSU Award will vest fully upon death, Disability or a Change in Control, in each case, subject to the Non-Employee Director’s Continued Service through the applicable vesting date or Change in Control, as applicable.

(c)Appointment Awards. Subject to Section 3 below, upon an Non-Employee Director’s appointment to the Board, such Non-Employee Director automatically will be granted (i) a Nonstatutory Stock Option to purchase Shares having a grant date fair value of $85,000, rounded down to the nearest whole share (the “NSO Appointment Award”), (ii) Restricted Stock Units having a grant date fair value of $40,000, rounded down to the nearest whole share (the “RSU Appointment Award”), and (iii) to the extent applicable, a pro-rata portion of the Annual Award referenced in provision (b) above. Subject to Section 6 below and Section 6 of the Plan, each NSO Appointment Award and RSU Appointment Award, including any pro-rata portions of the Annual Award, will vest in three (3) equal, annual installments beginning with the first annual anniversary after the grant date. Each NSO Appointment Award and RSU Appointment Award will vest fully upon death, Disability or a Change in Control, in each case, subject to the Non-Employee Director’s Continued Service through the applicable vesting date or Change in Control, as applicable.

(d)Terms Applicable to all Options Granted Under this Policy.  The per Share exercise price for all other Options granted under this Non-Employee Director Compensation Policy will be not less than one hundred percent (100%) of the Fair Market Value on the grant date.

3.	LIMIT ON COMPENSATION

(a)Each Non-Employee Director shall have a maximum annual total compensation of $500,000, including both cash and equity, subject to the exceptions set forth below.

(b)In the initial year of service or for a non-employee Chairperson of the Board or the Lead Independent Director, the maximum annual total compensation shall be $750,000.

4.	TRAVEL EXPENSES

Each Non-Employee Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.

5.	ADDITIONAL PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Non-Employee Directors.

6.	ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company or other change in the corporate structure of the Company affecting the Shares occurs, the Board, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy. Each of the Board and the Compensation Committee shall have the authority to alter the vesting schedules of each of the Annual NSO Award, the Annual RSU Award, the NSO Appointment Award and the RSU Appointment Award as they deem appropriate to, among other things, ensure that vesting or restricted stock units occurs during an open trading window under the Company’s Insider Trading Policy.

7.	REVISIONS

The Board in its discretion may change and otherwise revise the terms of Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, for Awards of the same or different type granted on or after the date the Board determines to make any such change or revision.

Adopted: January 26, 2023

Amended: January 17, 2024

Amended and Restated March 27, 2024